Exhibit 99.1
NVR, INC. ANNOUNCES THIRD QUARTER RESULTS
October 18, 2018, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its third quarter ended September 30, 2018 of $195,816,000, or $48.28 per diluted share. Net income and diluted earnings per share for the third quarter ended September 30, 2018 increased 21% and 27%, respectively, when compared to 2017 third quarter net income of $162,102,000, or $38.02 per diluted share. Consolidated revenues for the third quarter of 2018 totaled $1,852,407,000, an 11% increase from $1,667,920,000 in the third quarter of 2017.
For the nine months ended September 30, 2018, consolidated revenues were $5,169,126,000, a 15% increase from $4,489,504,000 reported for 2017. Net income for the nine months ended September 30, 2018 was $565,039,000, an increase of 37% when compared to the nine months ended September 30, 2017. Diluted earnings per share for the nine months ended September 30, 2018 was $136.53, an increase of 39% from $98.33 per diluted share for 2017.
Net income and diluted earnings per share were favorably impacted by the reduction in the Company's effective tax rate for the three and nine months ended September 30, 2018 to 21.6% and 17.2%, respectively, compared to 33.7% and 29.5% for the three and nine months ended September 30, 2017, respectively. The reduction in the effective tax rate was primarily due to the enactment of the Tax Cuts and Jobs Act in December 2017, which lowered the Company's federal statutory tax rate from 35% to 21%. Additionally, the effective tax rate for the three and nine months ended September 30, 2018 was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $12,585,000 and $58,607,000, respectively. For the three and nine months ended September 30, 2017, the income tax benefit related to excess tax benefits from stock option exercises totaled $8,357,000 and $44,720,000, respectively.
Homebuilding
New orders in the third quarter of 2018 increased 2% to 4,302 units, when compared to 4,200 units in the third quarter of 2017. The average sales price of new orders in the third quarter of 2018 was $374,000, a decrease of 2% when compared with the third quarter of 2017. Settlements increased in the third quarter of 2018 to 4,754 units, 14% higher than the third quarter of 2017. The Company’s backlog of homes sold but not settled as of September 30, 2018 increased on a unit basis by 10% to 9,710 units and increased on a dollar basis by 7% to $3,662,037,000 when compared to September 30, 2017.
Homebuilding revenues in the third quarter of 2018 totaled $1,809,345,000, 11% higher than the year earlier period. Gross profit margin in the third quarter of 2018 decreased to 18.6%, compared to 19.9% in the third quarter of 2017. Income before tax from the homebuilding segment totaled $224,196,000 in the third quarter of 2018, a decrease of 1% when compared to the third quarter of 2017. Homebuilding gross profit margin and income before tax were negatively impacted by an impairment charge of approximately $7,400,000 to one of the Company's joint venture investments in the third quarter of 2018.
Mortgage Banking
Mortgage closed loan production in the third quarter of 2018 totaled $1,249,199,000, an increase of 12% when compared to the third quarter of 2017. Income before tax from the mortgage banking segment totaled $25,514,000 in the third quarter of 2018, an increase of 39% when compared to $18,421,000 in the third quarter of 2017.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-one metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Homebuilding:
Revenues	$1,809,345	$1,633,726	$5,049,901	$4,394,027
Other income	2,840	1,715	6,981	4,264
Cost of sales	(1,472,649)	(1,307,971)	(4,101,392)	(3,552,071)
Selling, general and administrative	(109,372)	(95,606)	(321,436)	(294,610)
Operating income	230,164	231,864	634,054	551,610
Interest expense	(5,968)	(5,821)	(18,022)	(17,040)
Homebuilding income	224,196	226,043	616,032	534,570

Mortgage Banking:
Mortgage banking fees	43,062	34,194	119,225	95,477
Interest income	3,362	1,953	8,370	5,168
Other income	659	583	1,824	1,398
General and administrative	(21,340)	(18,010)	(62,371)	(50,190)
Interest expense	(229)	(299)	(786)	(830)
Mortgage banking income	25,514	18,421	66,262	51,023

Income before taxes	249,710	244,464	682,294	585,593
Income tax expense	(53,894)	(82,362)	(117,255)	(172,691)

Net income	$195,816	$162,102	$565,039	$412,902

Basic earnings per share	$54.21	$43.26	$155.22	$110.60

Diluted earnings per share	$48.28	$38.02	$136.53	$98.33

Basic weighted average shares outstanding	3,612	3,747	3,640	3,733

Diluted weighted average shares outstanding	4,056	4,263	4,139	4,199

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Homebuilding:
Cash and cash equivalents	$598,789	$645,087
Restricted cash	19,194	19,438
Receivables	26,363	20,026
Inventory:
Lots and housing units, covered under sales agreements with customers	1,263,588	1,046,094
Unsold lots and housing units	102,794	148,620
Land under development	36,064	34,212
Building materials and other	18,624	17,273
	1,421,070	1,246,199

Contract land deposits, net	374,350	370,429
Property, plant and equipment, net	42,399	43,191
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	192,869	198,930
	2,716,614	2,584,880
Mortgage Banking:
Cash and cash equivalents	11,081	21,707
Restricted cash	3,151	2,256
Mortgage loans held for sale, net	322,944	352,489
Property and equipment, net	6,763	6,327
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	21,923	14,273
	373,209	404,399
Total assets	$3,089,823	$2,989,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$283,762	$261,973
Accrued expenses and other liabilities	322,560	341,891
Customer deposits	167,676	150,033
Senior notes	597,527	597,066
	1,371,525	1,350,963
Mortgage Banking:
Accounts payable and other liabilities	35,982	32,824
	35,982	32,824
Total liabilities	1,407,507	1,383,787

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both September 30, 2018 and December 31, 2017	206	206
Additional paid-in capital	1,762,323	1,644,197
Deferred compensation trust – 107,336 and 108,640 shares of NVR, Inc. common stock as of September 30, 2018 and December 31, 2017, respectively	(16,928)	(17,383)
Deferred compensation liability	16,928	17,383
Retained earnings	6,799,175	6,231,940
Less treasury stock at cost – 16,960,261 and 16,864,324 shares as of September 30, 2018 and December 31, 2017, respectively	(6,879,388)	(6,270,851)
Total shareholders' equity	1,682,316	1,605,492
Total liabilities and shareholders' equity	$3,089,823	$2,989,279

NVR, Inc.
Operating Activity
(dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Homebuilding data:
New orders (units)
Mid Atlantic (1)	2,124	2,113	7,041	6,501
North East (2)	315	346	1,051	1,066
Mid East (3)	962	939	3,400	3,218
South East (4)	901	802	2,948	2,517
Total	4,302	4,200	14,440	13,302

Average new order price	$374.0	$382.8	$376.3	$384.0

Settlements (units)
Mid Atlantic (1)	2,297	2,048	6,462	5,682
North East (2)	367	333	1,022	930
Mid East (3)	1,164	1,021	3,135	2,693
South East (4)	926	756	2,642	2,026
Total	4,754	4,158	13,261	11,331

Average settlement price	$380.5	$392.9	$380.8	$387.7

Backlog (units)
Mid Atlantic (1)			4,803	4,360
North East (2)			711	744
Mid East (3)			2,163	2,024
South East (4)			2,033	1,727
Total			9,710	8,855

Average backlog price			$377.1	$386.1

New order cancellation rate	16%	13%	14%	14%
Community count (average)	479	479	481	485
Lots controlled at end of period			96,400	84,000

Mortgage banking data:
Loan closings	$1,249,199	$1,115,494	$3,472,976	$3,000,448
Capture rate	88%	88%	87%	87%

Common stock information:
Shares outstanding at end of period			3,595,069	3,735,863
Number of shares repurchased	63,844	26,630	222,224	110,392
Aggregate cost of shares repurchased	$173,831	$70,693	$657,369	$230,199

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com